SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 29, 2016

EMERGENT CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5355 Town Center Road, Suite 701 Boca Raton, Florida		33486
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (561) 995-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On December 29, 2016, White Eagle Asset Portfolio, LP (“White Eagle”), a wholly-owned indirect subsidiary of Emergent Capital, Inc. (the “Company”), entered into the Second Amendment (the “White Eagle Amendment”) to its Amended and Restated Loan And Security Agreement dated May 16, 2014, (the “Loan Agreement”) among White Eagle, as borrower, Imperial Finance And Trading, LLC, Lamington Road Bermuda Ltd., as portfolio manager, CLMG Corp., as administrative agent, and LNV Corporation (the “Lender”).

In connection with the entry into the White Eagle Amendment, the White Eagle credit facility (the “White Eagle Facility”) was increased from $250,000,000 to $370,000,000 and the additional proceeds under the White Eagle Facility were used to purchase the policies in the Red Falcon Trust, a Delaware statutory trust and an affiliate of White Eagle (“Red Falcon”), which paid off and terminated the Red Falcon credit facility (the “Red Falcon Facility”). Pursuant to the White Eagle Amendment, certain non-financed life insurance policies previously held by the Company and its subsidiaries were contributed to White Eagle as collateral.

An additional $6 million of proceeds were advanced by the Lender to pay transaction closing costs and to pay future debt services and ongoing maintenance costs of the White Eagle Facility. Furthermore, in connection with the entry into the White Eagle Amendment, Events of Default were changed to, among other things, a failure in Cash Interest Coverage Ratio at the Company level of 1.75:1 after June 30, 2019 for 60 consecutive days.

The waterfall for distribution of proceeds from the policies pledged as collateral under the White Eagle Facility was changed to as follows. Absent an event of default, after fees to service providers and payments of interest, a percentage of the collections from policy proceeds are to be paid to the lenders, which will vary depending on the then loan to value ratio (“LTV”) as follows:

LTV	Principal and Interest	Distribution to Emergent	Lender Participation
>65%	100%	0%	0%
50-65%	70%	16.5%	13.5%
35-50%	55%	24.8%	20.3%
0-35%	45%	30.3%	24.8%

Provided that if (a) the Company failed to maintain a Cash Interest Coverage Ratio of at least 2.0:1 at any time during the immediately preceding calendar quarter or (b) the Company fails to take steps to improve its solvency in a manner acceptable to the Required Lenders (as determined in their sole and absolute discretion), then the Cash Flow Sweep Percentage shall equal one-hundred percent (100%) and (ii) if such Distribution Date occurs on or after December 29, 2025, one-hundred percent (100%).

The foregoing summary of the White Eagle Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the White Eagle Amendment, which is expected to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Item 1.02	Termination of a Material Definitive Agreement.

On December 29, 2016, Red Falcon entered into a Master Termination Agreement (the “Termination Agreement”) among Red Falcon, CLMG Corp., LNV Corporation, Imperial Finance & Trading LLC, Blue Heron Designated Activity Company, Harbordale, LLC, Red Reef Alternative Investments, LLC, MLF LexServ, L.P., Wilmington Trust, National Association, Wilmington Savings Fund Society, FSB, D/B/A Christiana Trust, Michelle A. Dreyer, and Corporation Service Company. In connection with the Termination Agreement and pursuant to the White Eagle Amendment, the Red Falcon Facility was paid off and terminated as described under Item 1.01 above.

The foregoing summary of the Termination Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to Item 1.01 above and the Termination Agreement, which is expected to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Item 7.01	Regulation FD Disclosure.

As a matter of course, the Company does not provide internal projections. However, in the context of the events described in this Current Report on Form 8-K, the Company’s management has furnished the following:

•	Projected cash distributions to Emergent of $163.6 million over the next 6 years ($120.2 million @ 90th percentile).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

99.1	Press release issued January 3, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 3, 2017

EMERGENT CAPITAL, INC.
(Registrant)

By:	/s/ Christopher O’Reilly
Christopher O’Reilly
General Counsel and Secretary